Chairman and Chief Executive Officer W. Alan McCollough Sets Retirement Dates
  Philip J. Schoonover Elected to Board, To Succeed As Chief Executive Officer

Richmond, Va., Dec. 19, 2005 -- Circuit City Stores, Inc. (NYSE: CC) today announced that W. Alan McCollough decided to retire as chief executive officer effective February 28, 2006, and to retire as chairman of the board of directors at the 2006 Annual Meeting of Shareholders. He has decided not to stand for reelection to the board at the end of his term that expires in June 2006.

At a meeting of the Circuit City board of directors on Saturday, December 17, 2005, Philip J. Schoonover was elected unanimously to the board, effective immediately, and named chief executive officer effective March 1, 2006.

Lead director James F. Hardymon stated, "On behalf of the board of directors, I want to thank Alan for his accomplishments in building a new Circuit City. During his tenure as chief executive officer, he orchestrated the transformation of the company's senior management team, a team that has already demonstrated its strong capabilities and intense desire to win, and he has made the difficult decisions necessary to turn around a company in a tough competitive market. Today, Circuit City is better positioned to succeed in the future thanks to his efforts."

McCollough, 56, joined the company in 1987 as general manager of corporate operations. He was elected assistant vice president in 1989; vice president and Central Division president in 1991; senior vice president, merchandising in 1994; president and chief operating officer in 1997; chief executive officer in June 2000; and chairman of the board in June 2002. McCollough has been a director of the company since 1999.

Hardymon continued, "The board is excited about Phil stepping up to the CEO role and leading Circuit City through its next chapter of success. He combines exceptional experience in the consumer electronics industry with strong vision and great leadership skills. Phil has clearly demonstrated those skills over the past year as he led the operational transformation of the company and started our innovation work, which is a critical component of the company's future success."

Schoonover, 45, joined Circuit City as executive vice president and chief merchandising officer in October 2004 and was named president in February 2005. Schoonover has been responsible for the store operations, marketing, merchandising, supply chain, business development and strategy groups. Prior to joining Circuit City, he was executive vice president - customer segments at Best Buy Co., Inc. from April 2004 until September 2004. Schoonover joined Best Buy in 1995 and served in various senior management positions in merchandising and new business development. He has also held senior management positions with TOPS Appliance City and senior sales and marketing positions with Sony Corporation of America.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At November 30, the domestic segment operated 625 Superstores and six other locations in 157 U.S. media markets. At November 30, the international segment operated through 954 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com and at www.thesourcecc.ca.

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Contact:  Bill Cimino, Director of Corporate Communications, 804-418-8163